Exhibit 10.21

GMS Inc.

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

May 23, 2016

Craig Apolinsky

General Counsel

GMS Inc.

100 Crescent Centre Parkway, Suite 800

Tucker, Georgia 30084

Re: Option Grant

Dear Craig,

This letter serves to inform you that the board of directors of GMS Inc. (“Holdings”) has approved the grant of an option to you, subject to the terms and conditions as set forth herein.

In the event Holdings or any successor thereto registers a class of equity securities in connection with an initial public offering (an “IPO”), Holdings (or its successor, as applicable) shall grant to you on the day following the effective date of the IPO an option to purchase 53,898 (as adjusted to reflect any stock splits that occur following the date hereof) shares of common stock of Holdings (the “Option”), with a per share exercise price equal to the closing price of a share of common stock of Holdings on the effective date of the IPO (the “Offering Price”), which Option shall vest as to 25% on the first anniversary of the date of grant and thereafter as to 6.25% on each quarterly anniversary of the date of grant such that the Option will be fully vested on the fourth anniversary of the date of the grant.  Vesting of the Option shall continue so long as you are employed by the Company or an affiliate. The number of shares subject to the Option shall be appropriately adjusted to reflect any stock splits that occur following the date hereof.

To the extent the Offering Price exceeds the value of a share of common stock of Holdings as of July 20, 2015 ($16.79 (as adjusted to reflect the stock split that occurred on May 13, 2016)), (as adjusted to reflect any stock splits that occur following the date hereof) (the “Pre-Offering Price”), you shall be entitled to a cash payment equal to the product of (i) the number of shares of common stock underlying the Option and (ii) the difference between the Offering Price and the Pre-Offering Price (the “Make-Whole Payment”).  The Make-Whole Payment shall be paid as and when the portion of the shares of common stock underlying the Option to which the Make-Whole Payment relates vests in accordance with the vesting schedule described above, i.e., 25% of the Make-Whole Payment shall be payable on the first anniversary of the date of grant of the Option and the remainder of the Make-Whole Payment shall be payable in equal installments on the first 12 quarterly anniversaries thereafter. Vesting of the Make-Whole Payment shall continue so long as you are employed by the Company or an affiliate.

If Holdings abandons the IPO process, Holdings shall promptly thereafter grant to you the Option and a deferred compensation obligation with payment terms consistent with the Make-Whole Payment and in an amount necessary to confer upon you the total economic benefit contemplated under this letter.  For purposes of this letter, Holdings shall be deemed to have abandoned the IPO process if it has not completed the IPO and been listed on a national securities exchange prior to January 27, 2017.

Sincerely,

/s/ G. Michael Callahan, Jr.
G. Michael Callahan, Jr.